EXHIBIT 99
Jason Melbourne to Join the Board of Directors of Restaurant Brands International

TORONTO, Sept. 22, 2020 /CNW/ - The Board of Directors of Restaurant Brands International Inc. (TSX: QSR) (NYSE: QSR) (TSX: QSP) ("RBI") announced today that Jason Melbourne was appointed to join the RBI Board of Directors as an independent member.

Mr. Melbourne is currently the Managing Director and Head of Canadian Equities at Canaccord Genuity in Toronto, Ontario. He has extensive capital market experience, including his previous roles at Genuity Capital Markets and CIBC World Markets – both based in Toronto. Mr. Melbourne is a strong supporter of public service and the community, including through his current board of director roles for the Ontario Lottery and Gaming Corporation and youth basketball charity, Lay-Up, that provides free basketball programs in Toronto’s priority communities.

“Jason is well-respected throughout Canada’s business community and is an excellent addition to our Board of Directors. We’re excited for him to join us and I know that Tim Hortons, Burger King and Popeyes will benefit from his valued counsel,” said Daniel Schwartz, Co-Chair of RBI’s Board of Directors.

“We are building the world’s most loved restaurant brands and giving back to our communities where we live and work is a large part of our brand identity. Jason will be an exceptional voice on the board to guide us on both our business and community strategies – especially here in Canada where Tim Hortons has a deep history of community contribution and support,” said Jose Cil, Chief Executive Officer of RBI.

“It’s an honour to join the RBI Board of Directors and help shape the future of three of the world’s most iconic restaurant brands. I’m proud to join the other Directors and look forward to working with management on their exciting plans for growth around the world,” said Jason Melbourne.

About Restaurant Brands International

Restaurant Brands International Inc. is one of the world’s largest quick service restaurant companies with approximately $32 billion in annual system-wide sales and over 27,000 restaurants in more than 100 countries and U.S. territories. RBI owns three of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING®, and POPEYES®. These independently operated brands have been serving their respective guests, franchisees and communities for over 45 years.

Investors: investor@rbi.com; Media: media@rbi.com